EXECUTION COPY

OPERATING CASH FLOW SHORTFALL LOAN FACILITY AGREEMENT

of ZAR778,000,000

for

PLATEAU RESOURCES (PROPRIETARY) LIMITED

provided by

RUSTENBURG PLATINUM MINES LIMITED

CONTENT

OPERATING CASH FLOW SHORTFALL LOAN FACILITY AGREEMENT

THIS AGREEMENT is dated 12 June 2009 and made between:

(1)	PLATEAU RESOURCES (PROPRIETARY) LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 1996/013879/07 as borrower (the "Borrower"); and

(2)	RUSTENBURG PLATINUM MINES LIMITED as lender (the "Lender").

The Parties agree as set out below.

1.	INTERPRETATION

1.1

Words and expressions not otherwise defined in this Agreement shall bear the meaning given to them in the RPM Funding Common Terms Agreement (as defined below). In addition, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1	"Advance" means an advance made or to be made or deemed to be made by the Lender to the Borrower hereunder from the Facility and "Advances" will be construed accordingly;

1.1.2	"Advance Date" means the date upon which the Lender makes an Advance to the Borrower in accordance with the provisions of clause 6 (Drawdowns) and "Advance Dates" shall be construed accordingly;

1.1.3	"Agreement" means this Operating Cash Flow Shortfall Loan Facility Agreement and its Schedules as read together with the RPM Funding Common Terms Agreement;

1.1.4

"Available Guarantee Commitment" means the Guarantee Commitment less the aggregate amount of the Advances made or to be made under the Guarantee Facility pursuant to a Notice of Drawdown which has been issued but in respect of which the Advance Date has not yet occurred;

1.1.5

"Available OCSF Commitment" means the OCSF Commitment less the aggregate amount of the OCSF Advances made or to be made under the OCSF Facility pursuant to a Notice of Drawdown which has been issued but in respect of which the Advance Date has not yet occurred, but excluding the amount of any deemed Advance made in respect of the commitment fee in terms of clause 8 (Commitment Fee) which deemed Advance shall not be taken into account for purposes of determining the Available OCSF Commitment;

1.1.6	"Availability Period" means:

(a)	in respect of the OCSF Facility, the period during which the OCSF Facility will be available commencing on the Closing Date and ending on the third anniversary of the Closing Date; and

(b)	in respect of the Guarantee Facility, the period during which the Guarantee Facility will be available commencing on the Closing Date and ending on the first anniversary of the Closing Date;

1.1.7	"Base Case Model" means the Base Case Model (as defined in the RPM Funding Common Terms Agreement) in the form existing as at the Closing Date;

1.1.8	"Commitment" means the OCSF Commitment and the Guarantee Commitment';

1.1.9	"Existing Operational Guarantees" means a guarantee existing as at the Signature Date and disclosed in Schedule 6 of the RPM Funding Common Terms Agreement;

1.1.10	"Facility" means:

(a)	the loan facility granted to the Borrower by the Lender in this Agreement in an aggregate principal amount equal to the OCSF Commitment ("the OCSF Facility"); and

(b)	the guarantee facility granted to the Borrower by the Lender in this Agreement in an aggregate principal amount equal to the Guarantee Commitment ("the Guarantee Facility");

1.1.11

"Guarantee Collateral Amount" means the amount of cash collateral which Opco is required to provide for an Opco Guarantee having used reasonable commercial endeavours to procure insurance coverage as an alternative to providing collateral in connection with such guarantee;

1.1.12	"Guarantee Commitment" means R28 000 000 (twenty eight million Rand), to the extent not cancelled or reduced under this Agreement;

1.1.13	"Guarantee Shortfall Contribution Amount" means the portion of the Guarantee Collateral Amount which the Borrower is required to contribute to Holdco under the Holdco Shareholders Agreement;

1.1.14

"Global Intercreditor Agreement" means the global intercreditor agreement in the agreed form, dated on or about the date of this Agreement, between, inter alia, the Senior Agent, the Security Agent, the Borrower, RPM, Holdco, Opco, the Parent, N1C Resources, N2C Resources, the Opco Security SPV and the Plateau Security SPV;

1.1.15	"Holdco" means Richtrau No. 179 (Proprietary) Limited (Registration No. 2007/106711/07), a private company incorporated in accordance with the laws of South Africa;

1.1.16	"Holdco Shareholders Agreement" means the written shareholders agreement dated 28 March 2008 between the Lender, the Borrower and Holdco;

1.1.17	"Interest Rate" means 15.84% (nacq), subject to adjustment pursuant to clause 7 of the RPM Funding Common Terms Agreement (Changes to the calculation of Interest);

1.1.18	"Interim Repayment Date" means the date falling on the 6th (sixth) anniversary of the Closing Date;

1.1.19

"Lebowa" means the Lebowa Platinum Mine operations conducted by Opco, including a PGM mine located on the Eastern Limb of the Bushveld Complex in South Africa, on the Diamand, Wintersveld, Jagdlust, Middelpunt, Umkoanesstad and Zeekoegat farms;

1.1.20	"Loan" means the aggregate principal amount of Advances for the time being outstanding hereunder;

1.1.21	"Notice of Drawdown" means a notice substantially in the form set out in Schedule 1 to be utilised in drawing down the Facility;

1.1.22	"OCSF Commitment" means R750 000 000 (seven hundred and fifty million Rand), to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.23

"Opco Guarantee" means a guarantee issued by Opco in replacement of an Existing Operational Guarantee, provided that such Opco Guarantee is a Permitted Guarantee for purposes of the RPM Funding Common Terms Agreement;

1.1.24

"Operating Cash Shortfall" means any operating expenditure and/or capital expenditure (including stay in business capital expenditure) of Opco arising in respect of Lebowa in order to finance the production schedule and project pipeline as set out in the Base Case Model, which Holdco, acting reasonably and in good faith and with reference to the latest cumulative consolidated quarterly management accounts of the Holdco Group delivered to the Lender pursuant to clause 12.1.3 of the RPM Funding Common Terms Agreement, anticipates will fall due for payment prior to the next Repayment Date and cannot or is not reasonably expected to be able to be funded out of internally generated cash flows of Opco, but excluding any expenditure arising in respect of (a) Taxes, and/or (b) the acquisition of assets or other expenditure which is not related to such projects contemplated in the Base Case Model and (c) payments or projected payments required to be made to Holdco under the Finance Documents;

1.1.25	"Operating Cash Shortfall Contribution Amount" means the portion of the Operating Cash Shortfall which the Borrower is required to contribute to Holdco in terms of the Holdco Shareholders Agreement;

1.1.26	"Party" means a party to this Agreement and "Parties" shall, as the context requires, be a reference to all of them;

1.1.27	"PGM" means platinum group metals, comprising platinum, palladium, rhodium, ruthenium, osmium and iridium;

1.1.28

"RPM Funding Common Terms Agreement" means the common terms agreement to be entered into or about the date of this Agreement between, inter alia, the Lender, the Borrower, Pelawan SPV and Anooraq Resources Corporation setting out, inter alia, certain common terms relating to the funding to be provided by the Lender to the Borrower and Pelawan SPV;

1.1.29	"Signature Date" means the date of the signature of the Party last signing this Agreement;

2.	INTRODUCTION

2.1	The ordinary shareholders of Holdco have agreed to advance shareholder loans to Holdco to fund:

2.1.1

Operating Cash Shortfalls at Lebowa which may arise during the Availability Period in respect of the OCSF Facility. These shareholder loans will be applied by HoldCo to finance the production schedule and project pipeline as contemplated in the Base Case Model; and

2.1.2	Guarantee Collateral Amounts which may be required to cash collateralise the Opco Guarantees,

subject to the terms of this Agreement.

2.2

The Borrower requires a facility in order to enable it to meet its obligations referred to in clause 2.1 and the Lender is willing to provide such facility on the terms and conditions set out in this Agreement and subject to the relevant provisions of the Global Intercreditor Agreement which restrict the payment of interest and the repayment of the Loans by the Borrower to the Lender.

3.	COMMON TERMS AGREEMENT

3.1

This Agreement and the rights and obligations of the Parties are in all respects subject to the terms and conditions of the RPM Funding Common Terms Agreement. The terms and conditions of the RPM Funding Common Terms Agreement are incorporated by reference into this Agreement as if repeated herein in full.

3.2	In the event of a conflict between the terms of this Agreement and the RPM Funding Common Terms Agreement the provisions of this Agreement shall prevail.

4.	FACILITY

Subject to the terms and conditions of this Agreement and the RPM Funding Common Terms Agreement, the Lender agrees to make the Facility available to the Borrower on the terms and conditions set out herein.

5.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility for the sole purpose of advancing a corresponding loan to Holdco in accordance with the provisions of the Holdco Shareholders Loan Agreement and the Plateau Funding Loan Agreement.

The Lender shall not be obliged to monitor or verify the application of any Advance.

6.	DRAWDOWNS

6.1

Subject to the fulfilment of the conditions set out in Clause 4 (Conditions of Utilisation) of the RPM Funding Common Terms Agreement, the Lender shall, if required pursuant to the delivery of a duly completed Notice of Drawdown from time to time, make Advances to the Borrower during the applicable Availability Period under the Facility which shall be drawn down by the Borrower in accordance with the provisions of this clause 6.

6.2	The Facility may only be drawn down by the Borrower if:

6.2.1

in the case of a draw down of the OCSF Facility, an Operating Cash Shortfall arises and the Borrower is required to advance the relevant Operating Cash Shortfall Contribution Amount to Holdco in terms of the Holdco Shareholders Agreement;

6.2.2	in the case of a draw down of the Guarantee Facility, the Borrower is required to advance the relevant Guarantee Shortfall Contribution Amount to Holdco in terms of the Holdco Shareholders Agreement;

6.2.3

unless otherwise agreed in writing between the Lender and the Borrower in respect of a specified proposed Advance (which agreement shall apply to the specified Advance only and not to future Advances), it submits a duly completed Notice of Drawdown to the Lender not less than 10 (ten) Business Days (or such other period as the Lender and the Borrower may agree in writing in respect of a specified proposed Advance (which agreement shall apply to the specified Notice of Drawdown only and not to future Notices of Drawdown)) prior to the proposed Advance Date which Notice of Drawdown shall specify the amount of the Advance required;

6.2.4	in the case of a draw down of the OCSF Facility, the amount of the proposed Advance does not exceed either of:

(a)	the Operating Cash Shortfall Contribution Amount required to be paid by the Borrower to Holdco on the proposed Advance Date; and

(b)	the amount of the Available OCSF Commitment;

6.2.5	in the case of a draw down of the Guarantee Facility, the amount of the proposed Advance does not exceed either of:

(a)	the Guarantee Shortfall Contribution Amount required to be paid by the Borrower to Holdco on the proposed Advance Date; and

(b)	the amount of the Available Guarantee Commitment;

6.2.6

in the case of a draw down of the OCSF Facility, the amount of the proposed Advance together with the aggregate amount of the Advances made to date in that Calculation Period does not exceed R450 000 000 (four hundred and fifty million Rand). For purposes of this clause 6.2.6 a Calculation Period shall mean each 12 month period commencing on the Closing Date;

6.2.7	the proposed date for the making of such Advance is a Business Day within the applicable Availability Period;

6.2.8

no Fundamental Event of Default (as defined in the Global Intercreditor Agreement) has occurred, other than a Fundamental Event of Default referred to in paragraph 4 of schedule 3 of the Global Intercreditor agreement;

6.2.9	no Senior Enforcement Action (as defined in the Global Intercreditor Agreement) has occurred;

6.2.10	no event referred to in clause 6.2 of the RPM Funding Common Terms Agreement (Mandatory Prepayments: Change of Control) has occurred;

6.2.11	the Senior Discharge Date has not occurred; and

6.2.12

the Borrower has not failed in respect of any previous Advance made to it under this Agreement to make a corresponding advance ("the Borrower Advance") to Holdco under and in accordance with the Plateau Funding Loan Agreement, and Holdco has not failed in respect of any previous Borrower Advance made to it by the Borrower under the Plateau Funding Loan Agreement to make a corresponding advance to Opco under the Opco Funding Loan Agreement, in each case unless such failure has been remedied to the Lender's satisfaction.

6.3	Unless otherwise agreed in writing between the Lender and the Borrower only one Notice of Drawdown may be submitted in any calendar month.

6.4

The Lender will make each Advance to the Borrower on the date specified in the relevant Notice of Drawdown by paying the amount of each Advance into the account nominated in the Notice of Drawdown, which account shall be either the Borrower Proceeds Account, or subject to clause 6.5, the Opco Business Account or the Holdco Business Account.

6.5

The parties agree that, unless and until the Lender notifies the Borrower otherwise, the Borrower shall be entitled to elect in the Notice of Drawdown whether it wishes an Advance to be paid into the Borrower Proceeds Account, the Opco Business Account or the Holdco Business Account. The Lender shall be entitled to at any time notify the Borrower that it shall only be entitled to elect the Borrower Proceeds Account for purposes of receiving payment of certain specified or all future Advances, which notice shall take effect in accordance with its terms. The payment of the amount of an Advance by the Lender into the Opco Business Account or the Holdco Business Account in accordance with an election made by the Borrower in the applicable Notice of Drawdown shall fully discharge the Lender's obligation to make such Advance in terms of this Agreement and shall for purposes of this Agreement be deemed to be payment of the Advance to the Borrower.

6.6	The Borrower acknowledges and agrees that:

6.6.1

unless the Lender otherwise agrees in writing in relation to a specific Advance, the Lender shall not be obliged to make any payment pursuant to any Notice of Drawdown unless and until the Borrower shall have complied strictly with the requirements in respect thereof as set out in this clause 6;

6.6.2	no Advance or portion thereof repaid by the Borrower in accordance with the provisions of this Agreement or otherwise shall be available to be re- advanced by the Lender;

6.6.3

any Notice of Drawdown purportedly signed by an authorised signatory of the Borrower shall be deemed to be a valid Notice of Drawdown issued by the Borrower and each payment paid pursuant to such Notice of Drawdown to the Borrower from the Facility shall constitute a valid Advance to the Borrower and constitute part of the Loan;

6.6.4

the Lender shall not incur any liability to the Borrower in the event of any Advance not being utilised for the purpose referred to in clause 3 (Purpose) and in such an event, the portion of those payments made from the Facility will nevertheless be regarded as constituting valid Advances.

7.	REPAYMENT AND INTEREST

7.1

The balance of the Loan outstanding from time to time shall bear interest at the Interest Rate. Interest on the Loan outstanding from time to time shall accrue daily and be compounded quarterly in arrears and is calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) days.

7.2

Accrued interest shall be paid by the Borrower to the Lender on each Repayment Date in accordance with clause 7.4. If any accrued interest is not permitted to be paid on a Repayment Date in accordance with the Global Intercreditor Agreement, then such interest shall be capitalised and form part of the Loan for interest calculation purposes, but shall, for the avoidance of doubt not be taken into account in determining the Available OSCF Commitment or the Available Guarantee Commitment.

7.3

If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on such outstanding amounts from the due date of payment up to the date of actual payment (both before and after judgment) at a rate which is 2% per annum higher than the Interest Rate. Any interest accruing under this Clause 0 shall be immediately payable by the Borrower on demand by the Lender. An amount shall not be regarded as being due and payable for purposes of this clause in the event that there is not sufficient proceeds credited to the Borrower Proceeds Account in order for the Borrower to pay such amount to the Lender on that date in accordance with the terms of the Global Intercreditor Agreement (having regard to all prior payments which the Borrower is required to make in accordance with the Global Intercreditor Agreement).

7.4

Subject to clause 6.1 and 6.2 of the RPM Funding Common Terms Agreement (Illegality and Mandatory Prepayments) the Loan together with accrued interest thereon (or a portion thereof, as the case may be) shall, on each Repayment Date, be repaid from the available proceeds, if any, (having regard to all prior payments which the Borrower is required to make from the Borrower Proceeds Account in accordance with the Borrower Cash Waterfall on that date) standing to the credit of the Borrower Proceeds Account subject to and in accordance with the Borrower Cash Waterfall relating to such account as provided for in the Global Intercreditor Agreement, provided that:

7.4.1

by no later than the Interim Repayment Date the Borrower shall apply the proceeds raised, if any, through the Mandatory Debt Refinance contemplated in clause 6.3 (Mandatory Refinancing) of the RPM Funding Common Terms Agreement towards the repayment of the Loan, together with all accrued but unpaid interest thereon and all other amounts then outstanding under this Agreement; and

7.4.2	the Loan together with all accrued but unpaid interest thereon and all other amounts then outstanding under this Agreement shall be repaid by no later than the Final Repayment Date.

7.5

The Borrower and the Lender agree that if the Loan and all other amounts outstanding under this Agreement have not been settled in full by the date falling 6 months prior to the Final Repayment Date they shall consult with each other with a view to agreeing alternative mechanisms to settle the Loan. Should the Borrower and the Lender not be able to agree such alternative mechanism for the settlement of the Loan, then the Loan shall be repayable in full on the Final Repayment Date.

7.6

All payments to be made by the Borrower to the Lender in terms of this Agreement shall, subject to the Global Intercreditor Agreement, be, in the event of any payment not being made in full on its due date, appropriated in the first instance to the payment of any costs, charges or expenses, thereafter to interest then due and payable, and thereafter in reduction of the principal amount of the Loan.

8.	COMMITMENT FEE

8.1

The Borrower shall pay to the Lender a commitment fee computed at the rate of 0.85% (nacq) on the aggregate amount of the Available OCSF Commitment and the Available Guarantee Commitment for the period from the date of this Agreement to and including the last day of the applicable Availability Period.

8.2

The accrued commitment fee shall be calculated daily and capitalised and form part of the Loan, and shall accordingly be paid in accordance with Clause 7 (Repayment and Interest). On each occasion that the accrued commitment fee is capitalised as aforesaid, the Borrower shall be deemed to have requested, and the Lender shall be deemed to have made, an Advance in an amount equal to the amount of such accrued commitment fee. The Lender's obligation to pay the amount of such deemed Advance shall be set off against the Borrower's obligation to pay the relevant commitment fee, both such obligations being simultaneously discharged. For the avoidance of doubt no actual exchange of money shall occur in respect of the payment of the commitment fee, such commitment fee having been capitalised and to be paid as part of the Loan.

9.	CONSEQUENCES OF AN EVENT OF DEFAULT

9.1

Upon the occurrence of an Event of Default and for so long as such Event of Default is continuing, but subject to any restrictions on Enforcement Action (as defined in the Global Intercreditor Agreement) provided for in the Global Intercreditor Agreement, the Lender may, without prejudice to any other rights it may have in terms of this Agreement or at law, by written notice to Borrower:

9.1.1	cancel all or part of the Commitments at which time they shall immediately be cancelled;

9.1.2	claim and recover from the Borrower (which amount shall be immediately due and payable):

(a)	the unpaid principal balance of the Loan;

(b)	all accrued and unpaid interest due and payable by the Borrower in accordance with the terms of this Agreement; and

(c)	any other amounts which are payable by the Borrower to the Lender under this Agreement (whether or not then due and payable on the basis that any and all such amounts shall immediately be due and payable);

9.1.3	declare the Loan and all other amounts payable by the Borrower pursuant to this Agreement to be due and payable on demand of the Lender;

9.1.4

exercise or direct the Security Agent, the Opco Security SPV and/or the Plateau Security SPV to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents (including any rights, remedies, powers or discretions it may have under or in connection with the Transaction Security Documents), provided that all payments obligation of the Borrower under this clause 9 shall be made subject to and in accordance with the Global Intercreditor Agreement and in particular the Borrower Cash Waterfall.

SIGNED at Johannesburg on this the 12 day of  June 2009.

For and on behalf of
PLATEAU RESOURCES (PROPRIETARY)
LIMITED

/s/ Tumelo Moathlodi Motsisi

Name: Tumelo Moathlodi Motsisi
Capacity:
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

SIGNED at Johannesburg on this the 12 day of  June 2009.

For and on behalf of
RUSTENBURG PLATINUM MINES
LIMITED

/s/ Simon John Scott

Name: Simon John Scott
Capacity: Director
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 1

NOTICE OF DRAWDOWN

(To appear on the letterhead of Plateau Resources (Proprietary) Limited)

To:	Rustenburg Platinum Mines Limited

Per Telefax : [ ]
Attention: [ ]

Dear Sirs

OPERATING CASH SHORTFALL FACILITY LOAN AGREEMENT DATED [INSERT DATE OF AGREEMENT]: NOTICE OF DRAWDOWN

1.

We refer to the Operating Cash Shortfall Loan Facility Agreement (the "Facility Agreement") dated [insert date of the facility agreement] and made between us. The terms defined in the Facility Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.

We hereby give you notice that, pursuant to the Facility Agreement and on [Date of Drawdown] we wish to borrow an Advance in the amount of R[Insert Amount] under the OCSF/Guarantee Facility upon the terms and subject to the conditions contained therein.

4.	The amount of the proposed Advance we wish to borrow is required in relation to [insert details of Operating Cash Shortfall Amount/Guarantee Collateral Amount.]

5.	Each of the conditions to draw down stipulated in clause 6.2 of the Facility Agreement have been complied with.

6.	The amount of the proposed Advance together with the aggregate amount of the Advances made to date in the applicable Calculation Period is [ ]

7.	We request that the Advance be paid into the [Borrower Proceeds Account / Holdco Business Account / Opco Business Account].

Yours faithfully

_________________________________________
Name:
Authorised Signatory:
For and on behalf of:
PLATEAU RESOURCES (PROPRIETARY) LIMITED